Exhibit 23.1

802 N Washington

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-229207, 333-222723, and 333-217668) of our audit report dated April 12, 2019, relating to the consolidated financial statements of Medifirst Solutions, Inc., appearing in this Annual Report on Form 10-K, for the years ended December 31, 2018 and 2017. Our report dated April 12, 2019, with respect to those financial statements, includes an emphasis of matter paragraph relating to the uncertainty of Medifirst Solutions, Inc.’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

April 12, 2019